Calculation of Filing Fee Tables
S-8
MICRON TECHNOLOGY INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.10 par value per share	Other	48,575,795	$ 94.44	$ 4,587,498,079.80	0.0001531	$ 702,345.96
Total Offering Amounts:						$ 4,587,498,079.80		$ 702,345.96
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 702,345.96
Offering Note
[1]	(a) To be issued pursuant to the Micron Technology, Inc. 2025 Equity Incentive Plan. (b) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), to the extent additional shares of the Registrant's Common Stock may be issued or issuable as a result of a stock split, stock dividend, or other distribution declared at any time by the Board of Directors of the Registrant while this Registration Statement is in effect, this Registration Statement is hereby declared to cover all of such additional Common Stock. (c) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $94.44 per share, which is the average of the high and low price of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on January 13, 2025.